Exhibit 1

Notice of changes made to our Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005

To:	The Securities Commission or Similar Securities
Regulatory Authority in each of the Provinces of Canada

The United States Securities and Exchange Commission

Please find below a summary of corrections made to our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005, which were initially filed with SEDAR on March 5, 2008 and EDGAR on March 10, 2008. Æterna Zentaris is of the view that its audited consolidated financial statements that it is hereby re-filing, which incorporates the corrections set forth below, do not differ materially from its audited consolidated financial statements originally filed on March 5 and 10, 2008.

•                Page 2 - Auditors’ report

Second paragraph – the words “accumulated other comprehensive income, deficit” have been removed. The sentence now reads as follows: “We have audited the accompanying consolidated balance sheets of Æterna Zentaris Inc. as at December 31, 2007 and December 31, 2006, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007…”.

•                Page 8

The subtotal for “Operating expenses” for the year ended December 31, 2007 should have read 76,822 instead of (76,822).

•                Page 10

The figure under the heading “Cash flows from investing activities – Net cash provided by (used in) discontinued investing activities” should have read (94,699) instead of (94,669) for the year ended December 31, 2005.

•                Page 27 – Note 11

The last paragraph should have read: “The amortization expense for intangible assets in each of the next five fiscal years will amount to $3,191,000 in 2008, $3,181,000 in 2009, $3,153,000 in 2010, 2011 and 2012”, instead of “…$3,181,000 in 2008, $3,153,000 in 2009, $3,153,000 in 2010 and $2,166,000 in 2011”.

•                Page 46 – Note 23

The last sentence of the second to last paragraph should have read: “The rent expense under the operating leases for the periods ending December 31, 2007, 2006 and 2005 was respectively $1,937,000, $1,878,000 and $1,545,000”, instead of “The rent expense under the operating leases for the periods ending December 31, 2007, 2006 and 2005 was respectively $1,937,000, $1,878,00 and $1,545,000”.

Please note that these changes only apply to the English version of the said consolidated financial statements.

Æterna Zentaris Inc.

Dennis Turpin, CA
Senior Vice President and Chief Financial Officer
March 14, 2008.